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Exhibit 23

                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated March 21, 2002, in the Registration Statement (Form S-1 No. 333-82426) and related Prospectus of ACT Teleconferencing, Inc. for the registration of 500,000 shares of its common stock.

     We also consent to the use of our report dated March 16, 2001, related to ACT Teleconferencing Limited and our report dated December 19, 2001, related to 1414c Video Conferencing Service Delivery Business of PictureTel Corporation in the Registration Statement and related Prospectus of ACT Teleconferencing, Inc. for the registration of 500,000 shares of its common stock.

                                                Ernst & Young LLP

Denver, Colorado
April 19, 2002